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                                                                      EXHIBIT 99

PRESS RELEASE                Contact: Bill Foust        Paul Roberts
                                      770-569-4203      770-569-4277


               SCHWEITZER-MAUDUIT EXPECTS SECOND QUARTER EARNINGS
                          TO BE $.73 TO $.78 PER SHARE
          RESULTS TO BENEFIT FROM NON-RECURRING INCOME TAX ADJUSTMENT


Alpharetta, GA, July 7, 1998. Schweitzer-Mauduit International, Inc. (NYSE: SWM) today announced that it anticipates diluted earnings per share for the second quarter of 1998 to be in the range of $.73 to $.78 per share. Second quarter earnings in 1997 were $.78 per share.

Results for the quarter will benefit from a one-time income tax adjustment in France resulting from a reduction in the valuation allowance related to certain net operating loss carryforwards (NOL's). This adjustment will reduce the provision for income taxes by approximately $5.2 million in the quarter, or $.32 per share. The reduction of the valuation allowance is necessary because of continued strong earnings and projected future earnings at the French business units that utilize the NOL's, reducing the uncertainty that these NOL's will be fully used in the future. After this adjustment, valuation allowances totaling approximately $11 million will remain.

During the second quarter of 1998, Schweitzer-Mauduit will also take a one-time pre-tax restructuring charge of approximately $1.7 million, or $.06 per share, related to a previously-announced voluntary retirement program for certain hourly employees at its Spotswood, New Jersey mill. On an on-going basis, the net annualized pre-tax cost savings resulting from the program are projected to be approximately $5 million, with a portion of these cost savings expected to be realized commencing in the third quarter of 1998.

Excluding the two one-time items discussed above, diluted earnings per share for the second quarter of 1998 are expected to be in the range of $.47 to $.52 per share. Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that "the disappointing results from on-going operations were caused by a decline in operating profit in the U.S. business unit and an operating loss in our Brazilian operations. Both business units experienced lower than expected sales volumes of tobacco-related papers that contributed to production inefficiencies and machine downtime. The lower U.S. business unit volumes were primarily a result of lower domestic shipments relating to a reduction in the export of cigarettes by U.S. cigarette manufacturers and weakened demand for cigarettes in the U.S. Operating profit in the U.S. was also impacted by higher computer systems expenses of approximately $1 million and, excluding the Spotswood restructuring charge, is expected to be approximately $5 to $6 million lower than in the prior year quarter. A decline in domestic cigarette sales was also experienced in Brazil which unfavorably impacted our results. The Brazilian operations are expected to incur a pre-tax operating loss of approximately $2 million for the quarter. Operating profit in France is expected to be higher than in the prior year quarter."
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Mr. Deitrich added that, "earnings per share in the third and fourth quarters of 1998 are expected to be under those of the comparable prior year quarters. The year-to-year comparisons will continue to be negatively impacted by higher corporate income tax rates in France and increased computer systems expenses in the United States. The direction of the U.S. cigarette market remains unclear at this time although order entry for our tobacco-related papers in the U.S. is stronger at the beginning of the third quarter than it was during the second quarter. We expect the Brazilian operations to have an operating loss for the balance of 1998, however, some improvement is expected."

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil and Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based upon management's expectations and beliefs concerning future events impacting the Company. There can be no assurances that such events will occur or that the Company's results will be as estimated. Many factors outside the control of the Company also could impact the realization of such estimates. Such factors are discussed in more detail in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


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